Exhibit 10.2

INTEGRATED RAIL & RESOURCES INC.
PURCHASE OF SERIES A PREFERRED STOCK
BINDING TERM SHEET

September 25, 2026

This Binding Term Sheet (this “Term Sheet”) summarizes the terms pursuant to which Huntington Investment Partners, LLC agrees to purchase shares of Series A Convertible Preferred Stock of Integrated Rail & Resources Inc., a Delaware corporation (the “Company”). This Term Sheet constitutes a binding agreement between the parties with respect to the terms set forth herein. Upon execution, the parties shall be legally obligated to consummate the transactions described herein, subject only to the conditions expressly stated below.

Issuer:	Integrated Rail & Resources Inc., a Delaware corporation (the “Company”).

Investor:	Huntington Oil & Gas, LLC (“HIP”).

Type of Security:	Series A Convertible Preferred Stock (the “Series A Preferred”), as designated by the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on January 23, 2026 (the “Certificate of Designations”). No new or amended certificate of designations setting forth different rights, preferences or privileges will be filed in connection with this purchase.

Number of Shares:	9,444 shares of Series A Preferred.

Price Per Share:	$100.00 (Original Purchase Price per Share).

Aggregate Purchase Price:	$944,400.00

Closing:	The closing shall occur on a date mutually agreed by the parties (the “Closing Date”), but no later than October 31, 2026 (the “Outside Date”). At closing, HIP shall deliver the Aggregate Purchase Price by wire transfer of immediately available funds to an account designated by the Company, and the Company shall cause Equiniti Trust Company, LLC (the “Transfer Agent”) to issue the shares to HIP in book-entry form.

Condition to HIP’s Obligation:	HIP’s obligation to close is conditioned solely upon the concurrent purchase by Creto IRRX PIPE Investment, LLC (“Creto”) of 6,000 shares of Series A Preferred at $100.00 per share ($600,000 in the aggregate) pursuant to a separate securities purchase agreement between Creto and the Company (the “Creto Purchase”). If the Creto Purchase does not close concurrently with the closing hereunder, HIP may terminate this Term Sheet by written notice to the Company without liability. In addition, HIP’s obligation to close is conditioned upon the Company having filed the Certificate of Increase with the Secretary of State of the State of Delaware prior to or concurrently with the Closing. All other conditions are hereby waived by HIP.

Terms of the Shares:	The shares purchased hereunder shall have the rights, preferences, privileges and restrictions set forth in the existing Certificate of Designations, including liquidation preference, dividend rights, conversion rights, redemption rights, voting rights and protective provisions, on the same terms as all other outstanding shares of Series A Preferred.

Representations:	HIP represents that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, is acquiring the shares for its own account for investment and not with a view to distribution, has received all information it considers necessary to make an informed investment decision, and has the authority to execute and perform this Term Sheet. The Company represents that the shares, when issued, will be validly issued, fully paid and nonassessable, free and clear of all liens (other than restrictions under applicable securities laws), and that it has taken all corporate action necessary to authorize the issuance and sale of the shares.

Governing Law:	State of Delaware, without regard to conflict-of-laws principles.

Venue:	Any dispute arising out of or relating to this Term Sheet shall be brought exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery declines jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware). Each party irrevocably submits to the exclusive jurisdiction of such courts and waives any objection to the laying of venue therein.

Jury Waiver:	EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS TERM SHEET OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Binding Effect:	This Term Sheet is binding upon execution and creates legally enforceable obligations.

Termination:	This Term Sheet may be terminated (i) by mutual written consent of the parties, (ii) by either party if the closing has not occurred on or prior to the Outside Date, or (iii) by HIP if the Creto Purchase condition set forth above is not satisfied at closing. No termination shall relieve any party of liability for intentional breach.

Existing Agreements:	This Term Sheet does not supersede, amend, modify or otherwise affect the Certificate of Designations, any existing Securities Purchase Agreement between the Company and Creto (or any other investor), the Registration Rights Agreement dated January 23, 2026, or any other agreement among the Company and its existing stockholders. Each such agreement shall remain in full force and effect in accordance with its terms.

Fees and Expenses:	Each party shall bear its own fees and expenses incurred in connection with this Term Sheet and the transactions contemplated hereby.

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The parties to this Term Sheet acknowledge their agreement to the terms contained herein by signing below:

INTEGRATED RAIL & RESOURCES INC.		HUNTINGTON OIL & GAS, LLC

By:	/s/ Brian M. Feldott	By:	/s/ Corey McKeon
Name:	Brian M. Feldott	Name:	Corey McKeon
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer